August 22, 2017	Registration Statement Nos. 333-209682 and 333-209682-01; Rule 424(b)(8)

JPMorgan Chase Financial Company LLC
Structured Investments
Review Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Dow Jones Industrial AverageTM due August 16, 2022
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
Notwithstanding anything to the contrary set forth in the pricing supplement dated August 11, 2017, related to the notes referred to above (the “pricing supplement”), the Call Premium Amount is as set forth below:
Call Premium Amount:
The Call Premium Amount with respect to each Review Date is set forth below:
•	first Review Date:	8.50% × $1,000
•	second Review Date:	17.00% × $1,000
•	third Review Date:	25.50% × $1,000
•	fourth Review Date:	34.00% × $1,000
•	final Review Date:	42.50% × $1,000
CUSIP: 46647MF57
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-2 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of the pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms Specific to the Notes” in the pricing supplement.
Pricing supplement dated August 11, 2017:
http://www.sec.gov/Archives/edgar/data/19617/000095010317007916/dp79561_424b2-3p1177.htm
Product supplement no. 4-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf
Underlying supplement no. 1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Amendment no. 1 to pricing supplement dated August 11, 2017 to product supplement no. 4-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and the prospectus and prospectus supplement, each dated April 15, 2016